Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-98681, 333-116216, 333-133101, and 333-171047) pertaining to the ConocoPhillips Savings Plan of our report dated June 20, 2019, with respect to the financial statements and schedule of the ConocoPhillips Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

June 20, 2019

A member firm of Ernst & Young Global Limited